Exhibit 10.1

BONUS AGREEMENT
This Bonus Agreement (hereinafter “Agreement”) is entered into this 1st day of June 2026, by and between Aaron Melda (“Employee”) and Ameren Services Company (“Ameren Services”), a Missouri corporation, on behalf of itself and its parents, subsidiaries and affiliates (collectively, “Ameren” or “Company”) (Employee and Ameren or Company collectively, “Parties”).
Ameren Services extended an offer of employment to Employee to be employed as President and Chairman for Ameren Missouri. As a condition to such employment and in consideration of the mutual covenants herein contained, the Parties agree as follows:
1.Payment of Bonus. In the event Employee begins employment with Ameren on June 1, 2026, signs this Agreement, remains continuously employed by Ameren in Employee’s current position or at an equivalent or higher position through June 1, 2028, has performed at a level throughout that time that Ameren determines, in its sole discretion, meets Ameren performance standards, and specifically in exchange for Employee’s promise to comply with Sections 2 and 3 of the Agreement, Ameren agrees to pay the Employee a bonus in the gross amount of Four Hundred Thousand Dollars ($400,000) (“Bonus”) in two installments, as follows: (1) Two Hundred Thousand Dollars ($200,000) within 30 days after June 1, 2026, (2) Two Hundred Thousand Dollars ($200,000) within 30 days after June 1, 2027, in each case less applicable taxes and required withholdings, contingent upon continuous employment through June 1, 2028. These payments are being made before the Bonus will be earned.
2.Termination and Employee Repayment Obligations. In the event that Employee resigns from employment with Ameren for any reason or Ameren terminates Employee’s employment for Cause (as defined below), prior to June 1, 2028, Employee agrees to repay the Bonus paid to Employee prior to such termination pursuant to the repayment schedule described below in Section 3(a).
For purposes of the foregoing, Cause means the occurrence of any one or more of the following:
a)The Employee’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Employee's disability that qualifies him for benefits under the Company’s long-term disability plan), after a written demand for substantial performance is delivered to the Employee that specifically identifies the manner in which the Company believes that the Employee has not substantially performed his duties, and the Employee has failed to remedy the situation within fifteen (15) business days of such written notice from the Company;
b)Gross negligence in the performance of the Employee’s duties which results in material financial harm to the Company;
c)The Employee’s conviction of, or plea of guilty or nolo contenders, to any felony or any other crime involving the personal enrichment of the Employee at the expense of the Company or shareholders of the Company; or
d)The Employee’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.
These payments are not eligible for inclusion in the calculation of benefits or contributions under Ameren’s benefit plans including the Ameren Corporation Savings Investment Plan, also known as the 401(k) and the Ameren Retirement Plan, otherwise known as the “Cash Balance Plan”.

3.Employee’s Obligations.
a)Detrimental Conduct or Activity and Repayment. If the Employee engages in conduct or activity that is detrimental to the Company, including but not limited to violating Sections 3 (a), (b), (c) or (d) of this Agreement, after the Bonus is paid, if the Company learns of the detrimental conduct or activity after the Bonus is paid, or if Employee resigns from employment for any reason and such conduct occurred prior to June 1, 2028 , the following repayment schedule shall apply.
(i)Subject to the provisions of this Agreement, Employee is obligated to and agrees to repay Ameren the amount of the Bonus as follows: if Employee's obligation to repay the Bonus arises prior to June 1, 2027, then Employee shall repay the entire amount of the Bonus received prior to such termination. If Employee's obligation to repay the Bonus arises June 1, 2027, through June 1, 2028, then Employee shall repay Two Hundred Thousand Dollars ($200,000) of the Bonus.
(ii)The Employee shall repay to the Company the Bonus in the amounts described above within thirty (30) days of receiving a demand from the Company for the repayment of the Bonus.
b)Confidentiality. The Employee, by virtue of his position with the Company, will have access to and/or receive trade secrets and other confidential and proprietary information about the Company’s business that is not generally available to the public and which has been developed or acquired by the Company at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes, but is not limited to, information about the Company’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, and/or personnel. The Employee agrees that, both during and after the Employee’s employment with the Company, the Employee:
(i)will only use Confidential Information in connection with the Employee’s duties and activities on behalf of or for the benefit of the Company;
(ii)will not use Confidential Information in any way that is detrimental to the Company;
(iii)will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party or person who is not authorized to receive, review or access the Confidential Information;
(iv)will not use Confidential Information for the Employee’s own benefit or the benefit of others, without the prior written consent of the Company; and
(v)will return all Confidential Information to the Company within two (2) business days of the Employee’s termination of employment or immediately upon the Company’s demand to return the Confidential Information to the Company.
Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
Nothing in this Agreement prohibits Employee from (a) disclosing information in good faith to any federal, state, or local governmental agency, legislative body, or official (or staff member to the foregoing) regarding an alleged violation of law or regulation; (b) reporting any nuclear safety concern, any workplace safety concern or any public safety concern to the United States Nuclear Regulatory Commission (NRC), Federal Energy Regulatory Commission (FERC), North American Electric Reliability Corporation (NERC), or SERC Reliability Corporation (SERC); (c) discussing or disclosing information about unlawful acts in the workplace or at activities coordinated or sponsored by the Company, whether on or off the Company’s premises, such as harassment, discrimination, retaliation, wage and hour violations, sexual assault, violations of public policy, or any other conduct that Employee has reason to believe is unlawful; (d) otherwise making disclosures that are protected under applicable law, including, without limitation, the Defend Trade Secrets Act, and any rule or regulation promulgated by the Securities and Exchange Commission (SEC), the United States Department of Labor (DOL), the Equal Employment Opportunity Commission (EEOC), or any other federal, state, or local government agency; (e) collecting any monetary award or payment from a government agency as a result of whistleblower activity; or participating in any way as a witness or claimant in any state or federal administrative, judicial or legislative proceeding or investigation with respect to any of the matters identified in this Agreement.  Employee agrees to cooperate fully in any investigation conducted by the NRC, FERC, NERC, SERC, the Company, or any state or governmental agency relating to matters occurring during Employees’ employment at the Company.  Nothing in this Agreement limits Employee’s rights to file a charge with any administrative agency (such as the SEC, DOL, and EEOC), provide information to or communicate directly with any federal, state or local agency, or participate in any agency investigation or other administrative proceeding whether initiated by the Parties or someone else.”
c)Non-Solicitation. The Employee agrees that, for one (1) year from the end of the Employee’s employment, the Employee will not, directly or indirectly, on behalf of the Employee or any other person, company or entity:
(i)market, sell, solicit, or provide products or services competitive with or similar to products or services offered by the Company to any person, company or entity that: (A) is a customer or potential customer of the Company during the twelve (12) months prior to the Employee’s termination of employment and (B) with which the Employee (I) had direct contact with during the twelve (12) months prior to the Employee’s termination of employment or (II) possessed, utilized or developed Confidential Information about during the twelve (12) months prior to the Employee’s termination of employment;
(ii)raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of the Company, or any person who was an employee or independent contractor of the Company during the twenty-four (24) months preceding the Employee’s termination, to leave the employ of, terminate or reduce the person’s employment or business relationship with the Company; or
(iii)interfere with the performance of any Company employee or independent contractor’s duties for the Company.
d)Acknowledgments and Remedies. The Employee acknowledges and agrees that the Confidentiality and Non-Solicitation provisions set forth above are necessary to protect the Company’s legitimate business interests, such as its Confidential Information, goodwill, and customer relationships. The Employee acknowledges and agrees that a breach by the Employee of either the Confidentiality or Non-Solicitation provision will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy. In the event of such breach or threatened breach, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, or other equitable or extraordinary relief that restrains any further violation or threatened violation of either the Confidentiality or Non-Solicitation provision, as well as an order requiring the Employee to comply with the Confidentiality and/or Non-Solicitation provisions. The Company’s right to a restraining order, an injunction, or other equitable or extraordinary relief shall be in addition to all other rights and remedies to which the Company may be entitled to in law or in equity, including, without limitation, the right to recover monetary damages for the Employee’s violation or threatened violation of the Confidentiality and/or Non-Solicitation provisions. Finally, the Company shall be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder and/or pursuant to a breach or threatened breach of the Confidentiality and/or Non-Solicitation provisions.
4.At-Will Employment. Employee acknowledges that the laws of the State of Missouri recognize “employment at will.” Employee agrees that Employee is an at-will employee of Ameren whose employment may be terminated by Ameren at any time for any reason whatsoever, with or without prior notice. This Agreement will not confer upon the Employee any right to continuation of employment by Ameren nor will this Agreement interfere in any way with Ameren’s right to terminate Employee’s employment at any time.
5.Confidential Salary Information. All salary information, including all bonus amounts referenced herein, shall remain strictly confidential. Employee agrees to strictly maintain the confidentiality of such information, provided, however, the Employee may disclose such information to his spouse, financial advisor, attorney, and accountant. The unauthorized disclosure of such information by Employee to any other individual or entity, except as required or specifically allowed by law, may result in the termination of Employee’s employment. The Employee further acknowledges and agrees that a breach by the Employee of this Section will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy. In the event of such breach or threatened breach, the Company shall be entitled to the remedies set forth in Section 3(d).
6.Applicable Law and Severability. The validity, construction, interpretation and enforceability of this Agreement will be determined and governed by the laws of the State of Missouri without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the Parties hereby consent to exclusive jurisdiction and agree that such litigation will be conducted in the federal or state courts of the State of Missouri. The Parties agree that the provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable. Moreover, if a court finds that any of the covenants contained in Sections 3 and 4 or any part thereof, are held to be unenforceable, Ameren and Employee agree that the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.
7.Miscellaneous. This Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matters addressed in this Agreement and supersedes all prior or contemporaneous agreements, understandings and representations, oral and written, with respect to these subject matters, including without limitation, any prior Bonus Agreement proposed or agreed to between the parties. This Agreement shall not be changed or modified except by a written instrument signed by both Parties.
8.Section 409A of the Code. This Agreement shall be interpreted in a manner that satisfies the requirements of Internal Revenue Code Section 409A. The Company may make changes in the terms of this Agreement (including changes that may have retroactive effect) deemed necessary or desirable to comply with Internal Revenue Code Section 409A. The Company makes no representation or covenants that this Agreement will comply with Internal Revenue Code Section 409A.
IN WITNESS THEREOF, Ameren has caused this Agreement to be signed by a proper and authorized representative and Employee has signed this Agreement, as of the date following their respective signatures.

AARON MELDA	AMEREN SERVICES COMPANY
/s/ Aaron Melda Employee	By: /s/ Mark C. Lindgren
June 1, 2026 Date	Its: EVP, Communications & CHRO
Date: June 1, 2026